Exhibit 99(a)

For Further Information Contact:              Steven Nell
                                              Chief Financial Officer
                                              BOK Financial Corp.
                                              (918) 588-6319

                                              Danny Boyd
                                              Corporate Communications
                                              BOK Financial Corp.
                                              (918) 588-6348


               BOK Financial Income Up 23 Percent in Third Quarter
       Net Interest Revenue, Credit Quality, Expense Control Fuel Earnings

         TULSA, Okla. (Tuesday, October 19, 2004) - Growth in net interest revenue, improvement in credit quality and control over operating expenses increased net income for the third quarter of 2004 by 23 percent at BOK Financial Corp.
         BOK Financial reported net income of $47.8 million for the third quarter of 2004 compared with $38.8 million for the third quarter of 2003. Diluted earnings per common share rose 24 percent to 72 cents per diluted share from 58 cents per diluted share.
         "We are pleased to report strong growth in both net income and diluted earnings per share for the third quarter of 2004. Our success for this quarter was driven by improvement in our net interest revenue after provision for credit costs," said President and CEO Stan Lybarger. "We also continued to benefit from our operating expense management and investments made in prior periods to enhance operations."
         Net interest revenue increased $11.9 million, or 12 percent, due to a 16 basis point increase in the net interest margin and an $812 million increase in average earning assets. Net interest margin was 3.50 percent for the third quarter of 2004 compared with 3.34 percent in the third quarter of 2003 and 3.46 percent in the second quarter of 2004. Average loans increased $534 million, or 8 percent, and average securities increased $320 million, or 7 percent, compared with the third quarter of 2003. The growth in average earning assets was funded primarily by a $1.0 billion increase in deposits, including a $516 million increase in demand deposits.
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         Credit quality remained strong and led to a reduced provision for loan losses compared with last year. The provision for loan losses fell 39 percent to $5.0 million for the quarter. Net charge-offs totaled $4.8 million compared with $6.3 million last year. The allowance for loan losses was 249 percent of non-performing loans and 1.68 percent of outstanding loans at September 30, 2004, compared with 250 percent and 1.77 percent, respectively, at September 30, 2003. Non-performing assets totaled $58 million, or .75 percent of loans at September 30, 2004, compared with $59 million, or .82 percent a year ago.
           Operating expenses, excluding a $5.9 million provision for mortgage servicing rights, increased 1 percent, or $1.0 million, compared with last year. Personnel costs increased $3.6 million, or 6 percent, due primarily to the addition of Colorado State Bank and Trust ("CSBT"), which was purchased in the third quarter of 2003. The increase in personnel costs was offset by a $4.3 million reduction in mortgage banking costs. Mortgage banking costs consist primarily of amortization of mortgage servicing rights. This amortization decreased from last year due to lower loan prepayment speeds. Data processing expense increased $1.9 million, including $1.2 million directly related to the processing of bankcard transactions.
         Outstanding loan balances increased $259 million since the end of the second quarter of 2004 and totaled $7.8 billion at September 30, 2004. Commercial loans increased $165 million due principally to growth in loans to the services sector of the portfolio. Energy loans increased $17 million to $1.1 billion at quarter-end. This increase reverses the trend of increasing pay-downs since the beginning of 2004 caused by the substantial increase in oil and gas prices. Commercial real estate loans increased $32 million. Growth in construction and development loans was partially offset by a decrease in multifamily loans. Loan growth outside of Oklahoma increased $114 million since the end of the second quarter of 2004.
         "One of our continuing strategies is to hire strong performers from competitors," Mr. Lybarger said. "We have recently hired Randy Walker to lead our Houston, Texas, banking activities. Randy brings 20 years of experience in the Houston market. Combined with the previously announced hiring of Jennifer Pescatore to lead our Phoenix, Arizona, loan production office, we are positioned for continued growth in Houston and Phoenix."

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Page 3-BOK Financial Earnings

         Fees and commission revenue decreased $1.3 million, or 2 percent, due primarily to a $6.1 million decrease in mortgage banking revenue. The decrease in mortgage banking revenue was offset by growth in trust fees and service charges on deposit accounts. Mortgage banking revenue reflected a $5.3 million decrease in secondary marketing gains as the volume of loans funded during the quarter fell to $139 million compared with $425 million last year. Trust fees increased $3.3 million, or 28 percent, including $1.4 million from the acquisition of CSBT. Service charges on deposit accounts grew $3.2 million, or 15 percent.
         BOK Financial recognized gains of $2.7 million from sales of securities during the quarter, including $2.1 million on securities held as an economic hedge of the mortgage servicing rights. These gains partially offset a $5.9 million provision for impairment of mortgage servicing rights. Additionally, income tax expense for the quarter was reduced by $3.0 million due to the favorable resolution of state tax issues.
         BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., broker/dealer BOSC, Inc. and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.
         This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," ""estimates," "expects," "forecasts," ""plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to, and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK

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Page 4-BOK Financial Earnings

Financial relies to provide goods and services in a timely and accurate manner,
 (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and
(8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corp. and its affiliates undertake no obligation to update, amend, or clarity forward-looking statements, whether as a result of new information, future events or otherwise.